 News Release

Contacts:

Media Contact:

Jim Kerr, 215-986-5795
Jim.kerr@unisys.com

Investor Contact:

Niels Christensen, 215-986-6651
niels.christensen@unisys.com

UNISYS CORPORATION ANNOUNCES PRICING OF MANDATORY CONVERTIBLE PREFERRED STOCK

BLUE BELL, PA, February 23, 2011 - Unisys Corporation ("Unisys" or the "Company") (NYSE: UIS) announced today that it has priced an offering of 2,250,000 shares of its 6.25% Mandatory Convertible Preferred Stock, Series A (the "mandatory convertible preferred stock") at an initial liquidation preference of $100 per share. Each share of the mandatory convertible preferred stock will be mandatorily convertible on March 1, 2014 into between approximately 2.1899 shares and 2.6717 shares of Unisys common stock (subject to customary anti-dilution adjustments), depending on the market value of Unisys common stock. The closing is expected to occur on February 28, 2011, subject to customary closing conditions.

The mandatory convertible preferred stock will pay, when and if declared by the Board of Directors, cumulative dividends at a rate of 6.25% per annum on the initial liquidation preference of $100 per share (equivalent to $6.25 per year per share), payable quarterly in cash on March 1, June 1, September 1 and December 1 of each year, or in the case of dividends payable on March 1, 2014 or any earlier conversion date, payable in cash, shares of Unisys common stock or a combination thereof at the Company's election. The first dividend payment date will be June 1, 2011.

The underwriters for the offering will have an option to purchase up to an additional 337,500 shares of mandatory convertible preferred stock, which may be exercised to the extent the underwriters sell more than 2,250,000 shares of mandatory convertible preferred stock.

Unisys intends to use the net proceeds from the offering to redeem up to an aggregate of $98.7 million of the Company's 12 3/4% Senior Secured Notes due 2014 and up to an aggregate of $86.3 million of the Company's 14 1/4% Senior Secured Notes due 2015 under the provisions of the indentures relating to the notes that allow the Company to redeem, at its option, up to 35% of the original aggregate principal amount of each series of notes from the net cash proceeds of one or more equity offerings.

Goldman, Sachs & Co. and Citi are acting as joint book-running managers for the offering. RBS is acting as co-manager for the offering.

The offering will be made under the Company's existing shelf registration statement filed with the Securities and Exchange Commission. This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offers of the shares will be made exclusively by means of a prospectus supplement and accompanying prospectus.

Copies of the preliminary prospectus supplement and accompanying prospectus relating to the offering may be obtained by contacting Goldman, Sachs & Co., 200 West Street, New York, NY 10282, (866) 471-2526 or emailing prospectus-ny@ny.email.gs.com, or Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220.

ABOUT UNISYS
Unisys is a worldwide information technology company. Unisys provides a portfolio of IT services, software, and technology that solves critical problems for clients. Unisys specializes in helping clients secure their operations, increase the efficiency and utilization of their data centers, enhance support to their end users and constituents, and modernize their enterprise applications. To provide these services and solutions, the Company brings together offerings and capabilities in outsourcing services, systems integration and consulting services, infrastructure services, maintenance services, and high-end server technology. With approximately 23,000 employees, Unisys serves commercial organizations and government agencies throughout the world.

FORWARD-LOOKING STATEMENTS
Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any projections of earnings, revenues, or other financial items; any statements of the Company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. There can be no assurance that the offering will be completed. Risks and uncertainties that could affect the Company's future results include the Company's ability to drive profitable growth in consulting and systems integration; the Company's ability to take on, successfully implement and grow outsourcing operations; market demand for the Company's high-end enterprise servers and maintenance on those servers; the potential adverse effects of aggressive competition in the information services and technology marketplace; the Company's ability to retain significant clients; the Company's ability to effectively anticipate and respond to volatility and rapid technological change in its industry; the adverse effects of global economic conditions; the Company's significant pension obligations and potential requirements to make significant cash contributions to its defined benefit pension plans; the success of the Company's program to reduce costs, focus its global resources and simplify its business structure; the risk that the Company's contracts may not be as profitable as expected or provide the expected level of revenues and that contracts with U.S. governmental agencies may subject it to audits, criminal penalties, sanctions and other expenses and fines; the risk that the Company may face damage to its reputation or legal liability if its clients are not satisfied with its services or products; the performance and capabilities of third parties with whom the Company has commercial relationships; the risks of doing business internationally when more than half of the Company's revenue is derived from international operations; the Company's ability to access capital and credit markets to address its liquidity needs; the potential for infringement claims to be asserted against the Company or its clients; the possibility that pending litigation could affect the Company's results of operations or cash flow; the business and financial risk in implementing future dispositions or acquisitions; and the Company's ability to use its U.S. federal net operating loss carryforwards and other tax attributes. Additional discussion of factors that could affect the Company's future results is contained in its periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements.

###

RELEASE NO.: 0223/9022

Unisys is a registered trademark of Unisys Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.